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                                                                    Exhibit 23.2

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the options assumed by Bay Networks, Inc. which options were granted originally under the Rapid City Communications 1996 Stock Plan and Rapid City Communications 1997 Stock Plan and assumed by Bay Networks, Inc. of our reports dated July 19, 1996 with respect to the consolidated financial statements and the financial statement schedule, of Bay Networks, Inc. included in its Annual Report (Form 10-K) for the year ended June 30, 1996, filed with the Securities and Exchange Commission.

                                      ERNST & YOUNG LLP

Palo Alto, California
July 2, 1997